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                                                                     Exhibit 12
                                                                       5/16/96


                                SAVANNAH ELECTRIC AND POWER COMPANY
                      Computation of ratio of earnings to fixed charges for the
                          the five years ended December 31, 1995
                           and the twelve months ended April 30, 1996


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                                                                                                                        Twelve
                                                                                                                        Months
                                                                              Year ended December 31,                   Ended
                                                      ==========================================================       April 30,
                                                        1991       1992         1993            1994       1995          1996
                                                      --------------------------Thousands of Dollars--------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                  $38,243    $33,901     $ 34,677          36,886    $38,638    $    37,983
      Federal and state income taxes                   13,872      7,861       13,712          13,800     12,368         11,032
      Deferred  income taxes, net                       1,601      5,947          607           1,625      4,359          5,378
      Deferred  investment  tax credits                  -           -            -                 -          -              -
      AFUDC - Debt funds                                  103        289          699           1,225        450            452
      Rentals                                             805        818          831             663        517            598
                                                      --------   --------    ---------    ------------   --------   ------------
         Earnings as defined                          $54,624    $48,816     $ 50,526          54,199    $56,332    $    55,443
                                                      ========   ========    =========    ============   ========   ============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                      $11,486    $10,870     $10,696          12,585    $ 12,380    $     12,076
   Interest on interim  obligations                       25         15         240             205         135             146
   Amort of debt disc, premium  and expense, net         380        427         535             550         448             403
   Other interest  charges                               525        466         340             337         406             373
   Rentals                                               805        818         831             663         517             598
                                                     --------   --------    --------    ------------   ---------   -------------
         Fixed charges as defined                    $13,221    $12,596     $12,642          14,340    $ 13,886    $     13,596
                                                     ========   ========    ========    ============   =========   =============



RATIO OF EARNINGS TO FIXED CHARGES                      4.13       3.88        4.00            3.78        4.06            4.08
                                                        ====       ====        ====            ====        ====            ====
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